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                                                                   EXHIBIT 10.20


                        [CIBC WORLD MARKETS LETTERHEAD]


                                November 16, 2001



Mr. Michael Y. McGovern
President and Chief Executive Officer
Coho Energy, Inc.
14785 Preston Road
Suite 860
Dallas, TX 75254

Dear Mr. McGovern:

      This letter agreement (the "Agreement") confirms that Coho Energy, Inc. together with its subsidiaries and affiliates ("Coho" or the "Company") retains CIBC World Markets Corp. ("CIBC" or "Financial Advisor") to act as the Company's financial advisor in connection with a financial restructuring of the Company. The Company, subject to the terms and conditions hereof, agrees to compensate CIBC for the services that CIBC renders to the Company pursuant to the terms hereof.

      1. Retention. The Company hereby retains CIBC in connection with the analysis, design and formulation of financial restructuring options and, subsequently, the execution of a restructuring plan adopted by the Company. CIBC will review the Company's financial position, cash flow requirements, financial history, operations, competitive environment, and assets to assist the Company in determining its various financial restructuring alternatives. CIBC will assist the Company in presenting valuation and capital structure options, and in formulating, negotiating and consummating a financial restructuring transaction that is acceptable to the Company (a "Restructuring Transaction"), which may entail, through whatever means devised, a merger or sale of all or a significant portion of the assets of the Company (a "Sale Transaction"). A Restructuring Transaction shall include, but not be limited to, a restructuring of existing obligations, an exchange or tender transaction, or a plan of reorganization consummated either out-of-court or in-court.

      2. Information on the Company. In connection with the Financial Advisor's activities hereunder, the Company will furnish us upon request with all material and information regarding the business and financial condition of the Company (all such information so furnished being the "Information"). It is recognized and confirmed that CIBC: (a) will use and rely primarily on the Information, and on information available from generally recognized public sources in performing the




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      services contemplated by this letter without having independently verified the same; (b) does not assume responsibility for the accuracy or completeness of the Information and such other information; (c) will not make an appraisal of any assets of the Company; and (d) retains the right to continue to perform due diligence during the course of the engagement. The Financial Advisor agrees to keep the Information confidential so long as it is and remains non-public, unless disclosure is required by law or requested by any government, regulatory or self-regulatory agency or body (in which case CIBC shall so advise the Company in writing prior to such use and shall consult with the Company with respect to the form and timing of disclosure), and the Financial Advisor will not make use thereof except in connection with our services hereunder for the Company.

      3. Use of Name. The Company agrees that any reference to the Financial Advisor in any release or communication or materials distributed is subject to the Financial Advisor's prior written approval, unless such release or communication is required by law or regulation. If the Financial Advisor resigns prior to the dissemination of any such release, communication or material, no reference shall be made therein to the Financial Advisor.

      4. Use of Advice. No advice rendered by the Financial Advisor in connection with the services performed by the Financial Advisor pursuant to this Agreement will be quoted by the Company, nor will any such advice be referred to, in any report, document, release or other communication, whether written or oral, prepared, issued or transmitted by the Company or person or corporation controlling, controlled by or under common control with the Company or any director, officer, employee, agent or representative of the Company, without the prior written authorization of the Financial Advisor, except to the extent required by law (in which case the appropriate party shall so advise the other in writing prior to such use and shall consult with the other with respect to the form and timing of disclosure), provided that the foregoing shall not prohibit appropriate internal communication or reference with respect to such advice internally within such parties.

      The Financial Advisor agrees to render a fairness opinion (the "Opinion") as part of a Sale Transaction. The Company may reproduce the Opinion in full in any proxy or information statement relating to a Sale Transaction which the Company must, under applicable law, file with any government agency or distribute to its shareholders and where such filing must include the Opinion. In such event, the Company may also include references to CIBC and summarize the Opinion (in each case in such form as CIBC shall provide or pre-approve in writing) in any such document.

      5. Compensation. In full payment for services rendered and to be rendered hereunder by CIBC, CIBC shall be paid in cash as follows:

            (a) A cash fee of $150,000 per month, payable monthly in advance (the "Monthly Fee"), starting upon the date of this Agreement up to the effective date of termination.

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            (b)   In addition to the foregoing Monthly Fee, the Company shall pay in cash to CIBC a restructuring transaction fee (the "Restructuring Fee") equal to seventy-five basis points (0.75%) of the principal amount of the aggregate issued and outstanding senior debt and one-hundred basis points (1.00%) of the principal amount of the aggregate issued and outstanding senior subordinated debt of the Company that is exchanged, redeemed, acquired, refinanced, or otherwise modified in a Restructuring Transaction;

                  The Restructuring Fee shall be earned and payable in cash upon
                  (1) the closing of an out-of-court restructuring though an exchange or tender offer or other mechanism, (2) the closing a "pre-packaged" or pre-negotiated in-court restructuring plan of reorganization or the consents (as evidenced by lock-up agreements from sufficient members of an impaired class of creditors to confirm a plan under either section 1129(a) or 1129(b) of the Bankruptcy Code) (a "pre-negotiated plan"), or
                  (3) the confirmation of a plan of reorganization (other than a "pre-packaged" or "pre-negotiated" plan, which is described in
                  (2) above) in an in-court restructuring (in each case approved by the Company's Board of Directors).

            c) A sale transaction fee (the "Sale Fee") equal to 90 basis points (0.90%) of the aggregate consideration paid or received upon consummation of a Sale Transaction. For the purposes hereof, "Aggregate Consideration" shall include, without duplication, the fair market value of all cash, securities, and non-cash consideration received by the Company, and the face amount of liabilities assumed, repaid, retired or acquired in connection with the Sale Transaction. To the extent Aggregate Consideration is not readily determinable, such amount shall be mutually determined in good faith by the Company and CIBC.

            d) To the extent the Company requests CIBC to render an Opinion, the Company shall pay CIBC $300,000 in cash upon the delivery of the Opinion.

            e) In addition to the compensation to be paid to CIBC as provided in Sections 5(a), 5(b), 5(c) and 5(d) hereof, CIBC shall be entitled to receive, promptly as billed, all reasonable out-of-pocket expenses incurred by CIBC in connection with its services to be rendered hereunder (including, without limitation, the reasonable fees and disbursements of CIBC's counsel incurred in connection with retention, fee or indemnity issues, travel and lodging expenses, word processing charges, messenger and duplicating services, facsimile expenses and other customary expenditures).

            f) No fee paid or payable to CIBC or its affiliates may be credited against any other fee payable to CIBC or its affiliates except (i) CIBC shall credit against the payment of the Restructuring Fee or Sale Fee, as the case may be, fifty percent (50.0%) of all


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                  Monthly Fees paid beginning with the fifth (5th) month and
                  (ii) any Sale Fee shall be credited against any Restructuring Fee payable.

            6. Termination Provision. This agreement will be effective as of December 1, 2001 (the "Effective Date") and will terminate on the date nine (9) months after the Effective Date. CIBC may resign at any time and the Company may terminate CIBC's services at any time, each by giving 30 days notice to the other (each being a "Termination Event"). If the Company terminates CIBC's services for any reason or the agreement terminates under its own terms, CIBC and its counsel shall be entitled to receive all of the amounts due pursuant to Sections 5(a), 5(b), 5(c), 5(d) and 5(e) hereof, up to and including the effective date of such termination. If the Company terminates CIBC or the Agreement terminates under its own terms and within six (6) months from the date of termination the Company completes a Restructuring Transaction or Sale Transaction, then the Company shall pay CIBC the fees outlined in Sections 5(a), 5(b), 5(c), 5(d) and 5(e) above upon consummation of such transaction. If CIBC resigns, CIBC and its counsel shall be entitled to receive all of the amounts pursuant to Sections 5(a) and 5(e) hereof, up to and including the effective date of such resignation.

            7. Representations and Warranties. The Company represents and warrants to CIBC that this Agreement has been duly authorized, executed and delivered by the Company, and, assuming the due execution by the Financial Advisor, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company, in accordance with its terms.

            8. Indemnification. The Company also agrees to indemnify CIBC in accordance with Schedule A annexed hereto.

            9. Survival of Certain Provisions. The representations and warranties of the Company contained in Section 7 and the indemnifications provided in Schedule A of this Agreement shall remain operative and in Fill force and effect regardless of (a) any investigation made by or on behalf of the Financial Advisor, or by or on behalf of any affiliate of the Financial Advisor or any person controlling either, (b) the resignation of the Financial Advisor or any termination of the Financial Advisor's services or (c) any termination of this Agreement, and shall be binding upon, and shall inure to the benefit of, any successors, assigns, heirs and personal representatives of the Company and the Financial Advisor.

            10. Notices. Notice given pursuant to any of the provisions of this Agreement shall be in writing and shall be mailed or delivered (a) if to the Company, at the offices of the Company at 14785 Preston Road, Suite 860, Dallas, TX 75254, Attention: Michael Y. McGovern, President and CEO and (b) if to CIBC, at the offices of CIBC at 425 Lexington Avenue, 3rd Floor, New York, New York 10017, Attention:
            Joseph J. Radecki, Managing Director.

            11. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.


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            12. Assignment. This Agreement may not be assigned by any party hereto without the prior written consent of the others, to be given in the sole discretion of the parties from whom such consent is being requested. Any attempted assignment of this Agreement made without such consent may be void, at the option of the non-assigning parties.

            13. Third Party Beneficiaries. This Agreement has been and is made solely for the benefit of the parties hereto, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.

            14. Construction. This Agreement incorporates the entire understanding of the parties and supersedes all previous agreements relating to the subject matter hereof (except for agreements executed with the Company concerning the employment of CIBC should they exist) and shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of law.

            15. Headings. The section headings in this Agreement have been inserted as a matter of convenience of reference and are not part of this Agreement.

            16. Press Announcements. At any time after the effective date of a Sale or Restructuring Transaction, the Company or the Financial Advisor may place an announcement in such newspapers and publications as it may choose.

            17. Amendment. This Agreement may not be modified or amended except in a writing duly executed by the parties hereto.


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            Please sign and return an original and one copy of this letter to the undersigned to indicate your acceptance of the terms set forth herein, whereupon this letter and your acceptance shall constitute a binding agreement between the parties hereto as of the date first above written.


                                                Sincerely,

                                                CIBC WORLD MARKETS CORP.


                                                By: /s/ JOSEPH J. RADECKI, JR.
                                                    ----------------------------
                                                    Joseph J. Radecki, Jr.
                                                    Managing Director


Accepted and Agreed:

COHO ENERGY, INC.

By: /s/ MICHAEL Y. MCGOVERN
    ------------------------------------
    Michael Y. McGovern
    President and Chief Executive Officer



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                                   SCHEDULE A

Indemnity. In consideration of CIBC's agreement to act on behalf of the Company, notwithstanding any limitations set forth herein, the Company agrees to indemnify and hold harmless CIBC, its agents, employees, officers and directors, and any person who controls CIBC within the meaning of Section 15 of Securities Act of 1933 ("the Act") or Section 20 of the Securities Exchange Act of 1934, as amended (each, an "Indemnified Party" and collectively, the "Indemnified Parties"), from and against any and all losses, claims, judgements, damages, liabilities and expenses (including, but not limited to, all reasonable legal expenses, any and all other expenses incurred in investigating, preparing or defending against any action or proceeding, commenced or threatened, whether or not any Indemnified Party is a named party) to which, jointly or severally, they may become subject, which arise out of or are based upon or in connection with
(i) any transaction contemplated by this Agreement, the retention of CIBC under this Agreement, the performance of services by CIBC hereunder or any involvement or alleged involvement of CIBC in the Restructuring, or (ii) any untrue statement of fact contained in any document furnished or made available by the Company, directly by the Company or through CIBC or otherwise, or any omission to state therein a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no Indemnified Party shall be entitled to indemnification under this Schedule A with respect to any action, suit or proceeding in which a final judgment (after all appeals or the expiration of time to appeal) is entered to the extent based upon his gross negligence or willful malfeasance ("Disabling Conduct") and any payment or reimbursement made to such Indemnified Party by the Company in connection with any such action or proceeding will be repaid by such Indemnified Party to the Company.

          If any action or proceeding (including any governmental proceeding) is brought or asserted against an Indemnified Party in respect of which indemnity may be sought against the Company, such Indemnified Party shall promptly notify the Company in writing of the institution of such action or proceeding. Each Indemnified Party shall give the Company prompt notice upon becoming aware of any claim for which indemnity or contribution may be sought hereunder; failure to provide such notice will not, however, relieve the Company from any obligation or liability it has hereunder or otherwise, except to the extent such failure causes the Company to forfeit material rights. The Company, at its option, may assume the defense of any such claim with counsel reasonably satisfactory to CIBC, except if such Indemnified Party has been advised by counsel that, due to a conflict of interests or because there may be legal defenses available to such Indemnified Party that are different from or additional to defenses available to the Company, separate counsel for the Company and such Indemnified Party is advisable in which case, the reasonable fees and expenses of CIBC's counsel shall be at the expense of the Company; provided, that, upon invoking such option the Company shall unconditionally and irrevocably commit in writing to bear all risk with respect to such claim and to keep such Indemnified Party informed of the progress of any such claim.

          The Company agrees that, without the prior written consent of each of the relevant Indemnified Parties, it will not settle, compromise or consent to the entry of any judgment in any pending or Threatened claim, action or proceeding in respect of which indemnification could be sought hereunder (whether or not such Indemnified Parties are actual or potential parties to such claim, action or proceeding), (i) that involves any


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equitable relief that binds or purports to bind such Indemnified Parties and
(ii) unless such settlement, compromise or consent includes an unconditional release for such Indemnified Parties from all liability arising out of such claim, action or proceeding. CIBC and each such Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of CIBC or such Indemnified Party unless (a) the Company has agreed to pay such fees and expenses, or (b) the Company shall have failed to assume the defense of such action or proceeding. Unless the Company fails to assume the defense of an action or proceeding, the Company shall not be liable for any settlement of any such action or proceeding effected without its written consent (which shall not be unreasonably withheld or delayed), but if the Company has failed to assume such defense, if such claim is settled with the Company's written consent, or if there be a final judgment for the plaintiff in any such action or proceeding, the Company agrees to indemnify and hold harmless CIBC and any such Indemnified Party from and against any loss, liability damage or expense by reason of such settlement or judgment.

          If the indemnification provided for in this Schedule A is unavailable to an Indemnified Party in respect of any losses, claims, damages, liabilities and expenses referred to herein or insufficient to hold an indemnified person harmless (other than by reason of such Person's Disabling Conduct), then the Company agrees that in lieu of indemnifying such Indemnified Party, it shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities and expenses (i) in such proportion as is appropriate to reflect the relative benefits received by them on the one hand and the Indemnified Party on the other from the services rendered under this Agreement or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of the Indemnified Party on the other in connection with the untrue statements or omissions or other actions (or alleged untrue statements, omissions or other actions) which resulted in such losses, claims, damages, liabilities and expenses, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and of the Indemnified Party on the other shall be determined by reference to, among other things, whether such untrue statements or omissions or other actions (or alleged untrue statements, omissions or other actions) relate to information supplied or action taken by the Company on the one hand or by the Indemnified Party on the other and the relevant persons' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statements, omissions or actions. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim. The Company and CIBC agree that it would not be just and equitable if contribution pursuant to this Schedule A were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above.

          The aforesaid indemnity and contribution agreements shall apply to any related activities engaged in by any Indemnified Party prior to this date and to any modification of CIBC's engagement hereunder, and shall remain in full force and effect regardless of any investigation made by or on behalf of CIBC or any of its agents, employees, officers, directors or controlling persons and shall survive the termination of this Agreement or the



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consummation of a Restructuring or Sale Transaction. The Company agrees promptly to notify CIBC of the commencement of any litigation or proceeding against it or any of its directors, officers, agents or employees in connection with the transactions contemplated hereby. The agreements contained in this Schedule A shall remain in fill force and effect following the completion or termination of CIBC's engagement hereunder and shall be in addition to any liability that the Company may otherwise have to CIBC and its agents, employees, officers, directors or controlling persons.

          The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company, its owners, creditors or security holders for or in connection with advice or services rendered or to be rendered by CIBC pursuant to this Agreement, the transactions contemplated hereby or any Indemnified Party's actions or inactions in connection with any such advice, services or transactions except for liabilities (and related expenses) of the Company that are determined by a final judgment of a court of competent jurisdiction to have resulted primarily from such Indemnified Party's Disabling Conduct in connection with any such advice, actions, inactions or services.